EXHIBIT 3.8(a)

CERTIFICATE OF FORMATION

OF

CB/TCC HOLDINGS LLC

1. The name of the limited liability company is CB/TCC Holdings LLC.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 6th day of December, 2006.

/s/ Brian D. McAllister
Name: Brian D. McAllister
Title: Authorized Person